MILLINGTON SAVINGS BANK RELEASES SECOND QUARTER EARNINGS

Millington, New Jersey, August 5, 2015 – MSB Financial Corp. (NASDAQ: MSBF) (the “Company,) parent company of Millington Savings Bank, reported today the results of its operations for the three and six months ended June 30, 2015.  The results of operations reflect the results of operations of MSB Financial Corp., a federal corporation (“Old MSB”) which was merged with and into the Company on July 16, 2015 upon completion of the second step conversion transaction.

The Company reported a net loss of $33,000 for the three months ended June 30, 2015, compared to net income of $246,000 for the three months ended June 30, 2014. Net income for the six months ended June 30, 2015 was $183,000 compared to net income of $489,000 for the six months ended June 30, 2014.

The net loss per share was $0.01 for the three months ended June 30, 2015 compared to net income per share of $0.05 for the three months ended June 30, 2014. The net income per share was $0.04 for the six months ended June 30, 2015 compared to $0.10 for the six months ended June 30, 2014.

During the quarter ended June 30, 2015, the Company recorded expenses related to separation agreements with certain members of management totaling $265,000.

“We must continue to seek opportunities to position our organization for the future and we are confident that many of the steps we have taken will support our goals and objectives”, stated Michael Shriner, President and Chief Executive Officer. “Currently we are evaluating our systems and core data services platforms and may elect to move to another provider when our current contract expires in May 2016 in order to strengthen our security as well as enhance products, services and delivery channels.”

Mr. Shriner added, “During the first six months of 2015, we reduced our Other Real Estate Owned (OREO) properties from three properties totaling $1.3 million to one property carried at $294,000. We will continue to work diligently to resolve this remaining OREO property.”  In addition, non-performing loans continue to improve year over year and were $7.0 million as of June 30, 2015 compared to $8.3 million a year ago.

“We expect these positive trends to continue, which should result in a positive impact on the Bank’s financials.  As an organization, we are very pleased with the successful finalization of our second step stock conversion which occurred on July 16, 2015.  In the transaction, the Company sold 3,766,592 shares of its common stock for gross offering proceeds of $37.7 million.  The Company also issued 1.1397 shares for each outstanding share of Old MSB other than treasury shares or the shares owned by the MHC.  As a result, a total of approximately 5,953,834 shares are now outstanding, subject to adjustment for fractional shares,” Mr. Shriner concluded.

Results from Operations for the Three Months Ended June 30, 2015

During the three month period ended June 30, 2015, the Company recorded a net loss of $33,000 compared with net income for three-month period ended June 30, 2014 of $246,000.  The current quarter includes expenses related to the aforementioned severance payments totaling approximately $265,000.  Net interest income before the provision for loan losses was up $89,000 year over year while non-interest expense increased $700,000, primarily due to increases in the compensation, professional services and other expenses categories.

The Company’s net interest margin increased six basis points to 3.03% for the quarter ended June 30, 2015 compared to 2.97% for the quarter ended June 30, 2014. The yield on interest-earning assets remained the same at 3.70% for the three months ended June 30, 2015 and for the three months ended June 30, 2014.  The cost of interest-bearing liabilities fell six basis points to 0.79% for the three months ended June 30, 2015 from 0.85% for the three months ended June 30, 2014. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest income increased $49,000, or 1.6%, to $3.0 million for the three months ended June 30, 2015.  The increase was attributable to increased loan volume of $10.4 million, or 4.5%, which more than offset the lower yield on loans receivable.  Interest expense decreased $40,000, or 6.8%, to $548,000 for the three months ended June 30, 2015 from $588,000 for the three months ended June 30, 2014. The average balance of interest-bearing liabilities decreased $1.0 million, or 0.3%, between the two periods, while the cost on these liabilities decreased six basis points to 0.79% for the quarter ended June 30, 2015 compared with the prior year period.

The provision for loan losses decreased to $35,000 for the three months ended June 30, 2015 compared to $150,000 for the three months ended June 30, 2014 due to a decrease in non-performing loans of $1.3 million during the twelve month period.

During the three months ended June 30, 2015, non-interest expenses increased $700,000 to $2.7 million from $2.0 million for the three months ended June 30, 2014. Compensation and benefit expenses increased $543,000, or 57.0%, from the prior year period due to severance payments to two former management members, additions to headcount, including both a Chief Operating Officer and a Chief Lending Officer in early 2015, as well as two annual merit increases for employees, one which occurred at the end of June 2014 and the second which occurred during the fourth quarter of 2014 related to the change in the Company’s year-end.

The Company recorded a tax benefit of $65,000 for the three months ended June 30, 2015, compared to a tax expense of $160,000 for the three months ended June 30, 2014.

Results from Operations for the Six Months Ended June 30, 2015

Net interest income increased by $16,000 or 0.3% to $4.9 million for six month period ended June 30, 2015 compared to the comparable 2014 period.  Interest income was $6.0 million for both the 2015 and 2014 year to date periods and reflected a decrease of $55,000.  Offsetting the decline was a reduction of interest expense in the amount of $71,000 year over year.  Overall, the 2015 year-to-date yield on average interest earning assets declined 3 basis points to 3.70% from 3.73% over the comparable 2014 six month period while the average balances of interest earning assets remained consistent at $322.7 million for the six months ended 2015 versus $322.9 million for the respective 2014 timeframe.  The combination of these changes resulted in total interest income of $6.0 million for the 2015 and 2014 periods.  Loans receivable, net, experienced a $6.0 million increase in average balances and, despite a 7 basis point decline in yield, contributed an additional $40,000 in interest income.  Securities held to maturity declined on average by $5.9 million and coupled with a 7 basis point decline in yield resulted in lower income by $93,000 when compared to the six months ended June 30, 2014.  Other interest income, consisting primarily of income from Federal Home Loan Bank of New York stock, decreased by $2,000 in the six months ended June 30, 2015 as compared to the same period in 2014, primarily attributable to a decline in average balances offset partially by an increase of six basis points in the yield earned.

Interest expense on deposits decreased by $72,000 or 9.1% for the six months ended June 30, 2015 from the six months ended June 30, 2014, due to the combination of a $6.2 million, or 2.5%, decrease in average interest-bearing deposit balances as well as a decrease in the average rate paid of four basis points during the period.    The average cost of deposits declined 4 basis points to 0.60% for the six months ended June 30, 2015 from 0.64% for the six months ended June 30, 2014.  Total interest expense on borrowings was $387,000 for the six month period ended June 30, 2015 compared to $386,000 for the comparable period ended June 30, 2014.  Interest expense for Federal Home Loan Bank of New York advances related to additional volume was completely offset by lower average cost of four basis points.

The provision for loan losses was a credit of $17,000 for the six months ended June 30, 2015 compared to expense of $300,000 for the six months ended June 30, 2014.

The allowance for loan losses to total loans ratio was 1.44% at June 30, 2015 compared to 1.56% at June 30, 2014, while the allowance for loan losses to non-performing loans ratio was 51.26% at June 30, 2015 compared to 44.34% at June 30, 2014.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 2.81% and 0.01%, respectively, at and for the six months ended June 30, 2015 compared to 3.51% and 0.08% at and for the six months ended June 30, 2014.

Non-interest income was $332,000 for the six months ended June 30, 2015 compared to $361,000 for the comparable 2014 timeframe.  The decrease of $29,000, or 8.0%, year over year primarily resulted from a decrease of $33,000, or 15.9%, in fees and service charges.

Non-interest expense increased $841,000 to $5.0 million for the year to date period ended June 30, 2015 compared to $4.1 million for the same period ended June 30, 2014.  Salaries and benefits, professional fees and other non-interest expense increased by $676,000, $94,000, and $123,000, respectively, for the six months ended June 30, 2015 compared to the same six month period a year earlier.  The increase in salaries and benefits was due to the addition of a Chief Operating Officer and Chief Lending Officer, both of which started in the first quarter of 2015, the severance payments previously referenced totaling $265,000 as well as some additions to staff and the two previously noted annual merit increases.  The increase in professional services was primarily the result of increased legal expenses related to the Bank’s collection efforts for its loan portfolio and expenses related to the Company’s strategic growth plan and change in its fiscal year-end from June to December.  Other non-interest expense increased $123,000 period over period largely due to an increase in OREO expense of $90,000.

The income tax expense for the six months ended June 30, 2015 was $56,000, or 23.4%, of the reported income before income taxes compared to tax expense of $287,000 or 37.0% of the reported income before income taxes for the six months ended June 30, 2014. The decrease in effective tax rate was due to a larger portion of pre-tax income in the current period coming from tax-exempt sources.

Balance Sheet Comparison

Total assets were $416.9 million at June 30, 2015, compared to $340.3 million at December 31, 2014, an increase of $76.6 million or 22.5%.  During the quarter, the Company received approval to proceed with the second step of its conversion to become a fully publicly traded institution.  The subscription period ended on June 23, 2015 and resulted in the total proceeds deposited for the subscription period of approximately $76.8 million, which is reflected as a liability balance at June 30, 2015.  The subscription proceeds are the primary reason for our increased levels of total assets and total liabilities as of June 30, 2015, as compared to December 31, 2014. The second step transaction was consummated on July 16, 2015, at which time approximately $37.7 million of the subscriptions were transferred to equity and the remainder refunded. During the period, the Company experienced growth of $13.6 million or 5.9% in loans receivable, net, and $3.1 million or 3.9% within the investment portfolio.  Other assets rose by $632,000 primarily due to deferred costs related to the capital raise.  In addition, other real estate owned declined by $1.0 million or 77.1% to 294,000 as of June 30, 2015 compared to $1.3 million at December 31, 2014.  Deposits were $265.3 million at June 30, 2015 compared with $266.1 million at December 31, 2014.
The ratio of average interest-earning assets to average-interest bearing liabilities was 117.8% for the six month period ended June 30, 2015 as compared to 115.6% for six months ended June 30, 2014.  Stockholders’ equity increased by $230,000 or 0.6% to $41.3 million at June 30, 2015 compared to $41.0 million at December 31, 2014 primarily through net earnings of $183,000 for the first six months of 2015.

Loans receivable, net, increased by $13.6 million or 5.9% from $231.4 million at December 31, 2014 to $245.0 million at June 30, 2015.  Loans receivable, net represent 58.8% of the Company’s assets at June 30, 2015 compared to 68.0% at December 31, 2014.  The Bank’s commercial and multi-family real estate loan portfolio grew by $15.3 million or 48.4% since December 2014, aided in part by the closing of $7.1 million in participation loans. The commercial and industrial portfolio increased by $1.3 million on stronger loan demand, while the construction loan portfolio declined approximately $3.3 million as a result of project completions.  The residential mortgage portfolio increased $1.2 million to $183.0 million from $181.8 million as of year-end 2014.  All remaining portfolios were consistent to year-end levels.

Our portfolio of securities held to maturity totaled $81.6 million at June 30, 2015 as compared to $78.5 million at December 31, 2014.   Maturities, calls and principal repayments during the six months ended June 30, 2015 totaled $1.4 million and were partially offset by $4.5 million of securities purchased during the first six months of 2015.

Total deposits at June 30, 2015 were $265.3 million compared with $266.1 million as of December 31, 2014.  Overall, deposits decreased by $719,000 with non-interest bearing balances increasing by $2.0 million while interest bearing accounts, primarily consisting of certificates of deposit have declined $2.7 million since December 31, 2014 as the Company focused on deposit pricing and the development of deeper customer relationships.  Within non-interest bearing accounts, growth was experienced in business checking accounts.  Savings and club account growth combined to offset some of the decrease in certificates of deposit during the quarter.

The Company did not repurchase any shares during the six months ended June 30, 2015.  The Company’s book value per share increased to $8.23 at June 30, 2015 from $8.19 at December 31, 2014. The increase was due to the Company’s results of operations.

Contact:	Michael A. Shriner, President
(908) 647-4000
mshriner@millingtonsb.com